(THE “FUND”)

SUPPLEMENT DATED AUGUST 2, 2021 TO THE
FUND’S PROSPECTUS DATED JANUARY 20, 2021
(THE “PROSPECTUS”)

Capitalized terms used in this Supplement but not defined herein have the same meanings ascribed to them in the Prospectus.

Effective August 16, 2021, the SEC increased the net-worth threshold for “qualified clients” from $2,100,000 to $2,200,000 and the assets-under-management threshold for “qualified clients” from $1,000,000 to $1,100,000. The increases in the thresholds are not retroactive. Current shareholders of the Fund wishing to increase their Fund holdings will generally not have to meet the updated thresholds. For any questions regarding your eligibility, please contact your broker, dealer or other financial intermediary.

Accordingly, all references to “Qualified Investors” in the Prospectus shall mean:

U.S. investors who certify to the Fund or its agents that they have a net worth (in the case of a natural person, either as an individual or with assets held jointly with a spouse) of more than $2.2 million, excluding the value of the primary residence of such person and any debt secured by such property (up to the current market value of the residence) or otherwise meet the definition of a “qualified client” under Rule 205-3 promulgated under the Investment Advisers Act of 1940.